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                                                                    EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of American Industrial Properties REIT (the "Company") for the registration of Common Shares of Beneficial Interest and to the incorporation by reference of our report dated August 5, 1997 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Commerce Center for the year ended May 31, 1997 included in the Company's Current Report on Form 8-K/A dated November 13, 1997 filed with the Securities and Exchange Commission.



                               /s/ Easley, Endres, Parkhill & Brackendorff, P.C.
                                   EASLEY, ENDRES, PARKHILL & BRACKENDORFF, P.C.

Houston, Texas
May 11, 1998